Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

January 29, 2004

FROM:   Christy Stoner

The Strategic Alliance Corporation

704-983-5959

From Albemarle to Africa – Banker Takes New Role

Albemarle, NC—Ron Davis, President of Uwharrie Capital Corp, announced on Wednesday that he will begin a consulting role with the company in February to pursue a long time personal dream. For the last two years Davis, along with Foreman Rushing of Oakboro, has been involved in a non-profit South African enterprise called UMBONO, the African Zulu word meaning “vision.” UMBONO’s mission is to create job opportunities for remote villages, provide HIV/AIDS orphans with safe havens, good nutrition and learning opportunities and to construct community health clinics.

The pilot project for UMBONO took place in the village of Mpembeni in KwaZulu-Natal, South Africa. A pre-school day care center was opened in Spring 2003 and a new community health clinic is nearing completion. All funding for the project was provided by residents of Stanly and Cabarrus Counties. Davis and Rushing, along with local physician Dr. Rufus Lefler, will travel to South Africa in March to continue their work.

Roger Dick, CEO of Uwharrie Capital Corp, commented, “Ron has been instrumental in helping to develop Uwharrie Capital Corp as a multi-bank holding company, providing financial services and products to community banks. Ron’s contribution to our organization has been tremendous and we look forward to his continuing contributions as he serves in a consulting role to our company. We wish him well as he pursues his ministry in South Africa.”

Davis commented, “My time in Stanly County has brought me hundreds of new friends and a renewed appreciation for the economic benefits a locally-owned and controlled financial services company brings to the community. I am excited both about my continuing role with our company and having lots more time to work with UMBONO.”

Davis moved to Stanly County from Concord in 1997 to serve as President/CEO of Bank of Stanly, a position he ultimately recruited Bill Lawhon to fill in late 2002.

Prior to his involvement with Uwharrie, Davis was Senior Vice President and Regional Executive for First Union National Bank. Active in community affairs, he currently serves as President of Stanly County Family YMCA.

John Murray, Uwharrie Capital Corp Board Chair, congratulated Ron on the many contributions he has made to the company stating, “Our organization is stronger and better for his having come our way.”

Uwharrie Capital Corp is a $300 million multi-bank holding company and the parent of Anson Bank & Trust Co., Bank of Stanly, Cabarrus Bank & Trust Company, The Strategic Alliance Corporation (an investment firm), BOS Agency (an insurance agency), and Gateway Mortgage.

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